UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2021

Automatic Data Processing, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-5397	22-1467904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

(973) 974-5000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value (voting)	ADP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2021, Automatic Data Processing, Inc. (the “Company” or “ADP”) announced that effective as of January 1, 2022, Maria Black is appointed to the position of President, ADP, and John Ayala is appointed to the position of Chief Operating Officer.

Ms. Black, age 47, has been the President, Worldwide Sales and Marketing of ADP since February 2020. Prior to her appointment as President, Worldwide Sales and Marketing, she served as President, Small Business Solutions and Human Resources Outsourcing from January 2017 to February 2020, as President, ADP TotalSource from July 2014 to December 2016, as General Manager, ADP United Kingdom from April 2013 to June 2014, and as General Manager, Employer Services - TotalSource Western Central Region from January 2008 to March 2013. Ms. Black joined ADP in 1996.

Mr. Ayala, age 55, has been the President, Employer Services North America since February 2020. Prior to his appointment as President, Employer Services North America, he served as President, Major Account Services and ADP Canada from January 2017 to February 2020, as President, Small Business Services, Retirement Services and Insurance Services from July 2014 to December 2016, as Vice President, Client Experience and Continuous Improvement from November 2012 to June 2014, as Senior Vice President, Services and Operations - Small Business Services from February 2012 to October 2012, as President, TotalSource from July 2011 to January 2012, and as Senior Vice President, Service and Operations, TotalSource from June 2008 to June 2011. Mr. Ayala joined ADP in 2002.

The Company is providing Ms. Black the following key compensation and benefits:

•	An annual base salary of $800,000;
•	An annual target bonus of 150% of annual base salary, which will be prorated based on service during the fiscal year, with the payout to be calculated based on performance against a set of objectives under the Company’s Annual Cash Bonus Plan for Officers;
•	Participation in the long-term incentive compensation program for executives consisting of performance-based stock units (“PSUs”) and stock options, with an expected annual total target equity award value of $5.0 million for fiscal year 2022 reflecting a target PSU award of $1.6 million to be granted on January 1, 2022, incremental to Ms. Black’s pre-existing equity award of $3.4 million (granted with a mix of 70% PSUs and 30% stock options) made on September 1, 2021 in connection with her prior role; and
•	Continued participation in all of the Company’s applicable 401(k), executive retirement, deferred compensation, medical and health, life, accident, disability and other insurance programs, stock purchase and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

The Company is providing Mr. Ayala the following key compensation and benefits:

•	An annual base salary of $700,000;
•	An annual target bonus of 150% of annual base salary, which will be prorated based on service during the fiscal year, with the payout to be calculated based on performance against a set of objectives under the Company’s Annual Cash Bonus Plan for Officers;
•	Participation in the long-term incentive compensation program for executives consisting of performance-based stock units (“PSUs”) and stock options, with an expected annual total target equity award value of $4.25 million for fiscal year 2022 reflecting a target PSU award of $850,000 to be granted on January 1, 2022, incremental to Mr. Ayala’s pre-existing equity award of $3.4 million (granted with a mix of 70% PSUs and 30% stock options) made on September 1, 2021 in connection with his prior role; and
•	Continued participation in all of the Company’s applicable 401(k), executive retirement, deferred compensation, medical and health, life, accident, disability and other insurance programs, stock purchase and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

In addition, in the event of involuntary termination of either executive’s employment without cause, each of Ms. Black and Mr. Ayala are respectively entitled to 18 months of salary continuation, a prorated bonus and continued vesting in unvested equity awards for the 18-month severance period pursuant to the Company’s Corporate Officer Severance Plan. Each of Ms. Black and Mr. Ayala are also covered by the Company’s Change in Control Severance Plan for Corporate Officers, as amended, so that if their respective employment is terminated either involuntarily without cause or for “good reason,” within two years after a change in control, they would be entitled to receive 150% of their respective total annual compensation as defined in the plan and the accelerated vesting of unvested equity awards. Ms. Black and Mr. Ayala are subject to and currently satisfy the Company’s stock ownership guidelines, which require each of them to have an ownership target in Company stock equal to three times base salary. Ms. Black and Mr. Ayala are also subject to the Company’s Clawback Policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOMATIC DATA PROCESSING, INC.
(Registrant)

Date: December 1, 2021	By:	/s/ Michael A. Bonarti
		Name:	Michael A. Bonarti
		Title:	Vice President